Exhibit 99.5

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE WARRANT OFFERINGS](*)

PROSPECTUS SUPPLEMENT
(To Prospectus dated , 20 )

Warrants to Purchase Up to [Type of Security]

We are offering for sale warrants to purchase up to [type of security]. Each warrant entitles the holder to purchase [type of security].

The exercise price will be $ per warrant. The warrants will be exercisable beginning on , 20 , and will expire on , 20 , or earlier upon redemption.

We are an externally managed specialty finance company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization. We seek to achieve this investment objective by investing primarily in first lien senior secured loans and second lien senior secured loans.

As of , 20 , our investment portfolio consisted of investments in portfolio companies with an aggregate fair value of $ million.

We are managed by Carlyle Global Credit Investment Management L.L.C., an investment adviser registered under the Investment Advisers Act of 1940, as amended. Carlyle Global Credit Administration L.L.C. provides the administrative services necessary for us to operate. Both Carlyle Global Credit Investment Management L.L.C. and Carlyle Global Credit Administration L.L.C. are wholly owned subsidiaries of Carlyle Investment Management L.L.C., a subsidiary of The Carlyle Group L.P. The Carlyle Group L.P. is a global alternative asset manager with approximately $ billion of assets under management as of , 20 .

[Our common stock is traded on The NASDAQ Global Select Market under the symbol “CGBD.” On , 20 , the last reported sales price of our common stock on The NASDAQ Global Select Market was $ per share. The net asset value (“NAV”) per share of our common stock at , 20 (the last date prior to the date of this prospectus supplement on which we determined NAV) was $ .]

Investing in our warrants involves risks that are described in the “Risk Factors” section beginning on page S-[ ] of this prospective supplement and page [ ] of the accompanying prospectus, including the risk of leverage.

Shares of closed-end investment companies, including BDCs, that are listed on an exchange frequently trade at a discount to their NAV per share. If our shares trade at a discount to our NAV per share, it may increase the risk of loss for purchasers in any offerings pursuant to this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our warrants. Please read this prospectus supplement and accompanying prospectus before you invest and keep each for future reference. Information required to be included in a Statement of Additional Information may be found in this prospectus supplement and the accompanying prospectus. We also file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”) You may obtain this information or make warrantholder inquiries by written or oral request and free of charge by contacting us by mail at our principal executive offices located at 520 Madison Avenue, 40th Floor, New York, NY 10022, on our website at www.tcgbdc.com, or by calling us at (212) 813-4900. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be a part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains this information.

	Per Share	Total
Public offering price	$	$
Underwriting discount (sales load)	$	$
Proceeds to us, before expenses(1)	$	$
  (1) Before deducting expenses payable by us related to this offering, estimated at $ .

[The underwriters may also purchase up to an additional warrants from us at the public offering price, less the underwriting discount, within days of the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise this option in full, the total public offering price will be $ , the total underwriting discount (sales load) paid by us will be $ , and total proceeds, before expenses, will be $ .]

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The warrants will be ready for delivery on or about , 20 .

The date of this prospectus supplement is , 20 .

(*) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. The terms of the warrants may differ from the information provided in this form prospectus supplement. This form of prospectus supplement is intended only to provide an approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached and, accordingly, the terms and description of the warrants for which this form of prospectus supplement is to be used may differ from the information provided in this form of prospectus supplement. This form of prospectus supplement is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any representations not contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement
TABLE OF CONTENTS

Page
Forward-Looking Statements	S-[ ]
The Company	S-[ ]
Specific Terms of Our Warrants and the Offering	S-[ ]
Risk Factors	S-[ ]
Fees and Expenses	S-[ ]
Selected Financial and Other Information	S-[ ]
Use of Proceeds	S-[ ]
Description of Warrants	S-[ ]
Price Range of Common Stock and Distributions	S-[ ]
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-[ ]
Capitalization	S-[ ]
Underwriting	S-[ ]
Legal Matters	S-[ ]
Financial Statements	S-[ ]

Prospectus
TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include information in this prospectus supplement and the accompanying prospectus regarding general domestic and global economic conditions, our future financing plans, our ability to operate as a BDC and the expected performance of, and the yield on, our portfolio companies. There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in the accompanying prospectus, as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus supplement and the accompanying prospectus could have a material adverse effect on our business, results of operation and financial position. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Under Sections 27A(b)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement and the accompanying prospectus or in a beneficial ownership report we file under the Exchange Act.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;

•	the return or impact of current and future investments;

•	the impact of any protracted decline in the liquidity of credit markets on our business;

•	the impact of fluctuations in interest rates on our business;

•
currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•	the impact of changes in laws, policies or regulations (including the interpretation thereof) affecting our operations or the operations of our portfolio companies;

•	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•	our ability to recover unrealized losses;

•	market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•	our contractual arrangements and relationships with third parties;

•	the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the loss of key personnel;

•	the costs associated with being a publicly traded company;

•	the timing, form and amount of any dividend distributions;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability to consummate acquisitions;

•	the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of The Carlyle Group Employee Co., L.L.C. and CELF Advisors LLP to attract and retain highly talented professionals that can provide services to our Investment Adviser and Administrator;

•	our ability to maintain our status as a BDC; and

•	our intent to satisfy the requirements of a regulated investment company under Subchapter M of the Code.

Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should review the more detailed information contained in this prospectus supplement and the accompanying prospectus, especially the information set forth under the heading “Risk Factors” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

Unless indicated otherwise in this prospectus supplement or the accompanying prospectus, or the context suggests otherwise:

•	the terms “we,” “us,” “our,” “TCG BDC” and “Company” refer to TCG BDC, Inc., a Maryland corporation and its consolidated subsidiaries;

•	the term “SPV” refers to TCG BDC SPV LLC, our wholly owned and consolidated subsidiary;

•	the term “2015-1 Issuer” refers to Carlyle GMS Finance MM CLO 2015-1 LLC, our wholly owned and consolidated subsidiary;

•	the term “Carlyle” refers to The Carlyle Group L.P. (NASDAQ: CG) and its affiliates and consolidated subsidiaries (other than portfolio companies of its affiliated funds);

•	the term “CDL” refers to the Carlyle Direct Lending platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit (“CGC”) segment;

•	the terms “CGCA” and “Administrator” refer to Carlyle Global Credit Administration L.L.C., our administrator, a wholly owned and consolidated subsidiary of Carlyle;

•	the terms “CGCIM” and “Investment Adviser” refer to Carlyle Global Credit Investment Management L.L.C., our investment adviser, a wholly owned and consolidated subsidiary of Carlyle; and

•
the term “Credit Fund” refers to Middle Market Credit Fund, LLC, an unconsolidated limited liability company, in which we own a 50% economic interest and co-manage with Credit Partners USA LLC, and its wholly owned and consolidated subsidiary.

We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”). In addition, for U.S. federal income tax purposes, we have elected to be treated as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, as amended (together, with the rules and regulations promulgated thereunder, the “Code”).

[TCG BDC, Inc.

We are an externally managed specialty finance company focused on lending to middle market companies. We are managed by our Investment Adviser, a wholly owned subsidiary of Carlyle. Since we commenced investment operations in May 2013 through , 20 , we have invested approximately $ billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. Our investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies, which we define as companies with approximately $10 million to $100 million of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which we believe is a useful proxy for cash flow. We seek to achieve our investment objective primarily through direct originations of secured debt, including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans (collectively, “Middle Market Senior Loans”), with the balance of our assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities).

We generate revenues primarily in the form of interest income from the investments we hold. In addition, we generate income from dividends on direct equity investments, capital gains on the sales of loans and debt and equity securities and various loan origination and other fees.

In conducting our investment activities, we believe that we benefit from the significant scale and resources of Carlyle, including our Investment Adviser and its affiliates. We have operated our business as a BDC since we began our investment activities in May 2013.

Investment Strategy

Our Investment Adviser is served by an origination, capital markets, underwriting and portfolio management team comprised of experienced investment professionals in the CDL platform, which is Carlyle’s direct lending business unit that operates within the broader Carlyle Global Credit platform (which in turn operates within Carlyle’s CGC segment). Our investment approach is focused on long-term credit performance and principal preservation. Our Investment Adviser’s investment team utilizes a rigorous, systematic, and consistent investment process, refined over Carlyle’s -year history investing in private markets across multiple cycles, designed to achieve enhanced risk-adjusted returns.

Origination Strategy

Our Investment Adviser has built a strong direct origination platform with coverage of over private equity firms and over lending institutions. Our Investment Adviser’s origination team sources approximately opportunities per year for us with an ultimate investment rate by us of less than % annually. The scale of our Investment Adviser’s origination platform allows us to maximize access to investment opportunities and enhance overall investment selectivity. We further seek to reduce risk by partnering with experienced sponsors with strong track records. We believe lending to companies owned by leading private equity firms (versus non-sponsored companies) has several important and potentially defensive characteristics. Sponsor involvement provides for:

•	maximization of investment opportunities as approximately % of middle market loan volume is sponsor backed as of , 20 , according to the S&P Global Market Intelligence LCD Middle Market Fact Sheet;

•	validation of enterprise value;

•	support, as needed, in strategy, operations and governance of portfolio companies; and

•	the potential for additional capital commitment by sponsor if company requires financial support.

Investment Approach and Risk Monitoring of Investments

Our Investment Adviser utilizes a rigorous, systematic and consistent due diligence underwriting process to evaluate all investment opportunities. Our Investment Adviser’s investment teams primarily consist of origination professionals, research analysts and underwriters. An investment team works on a particular transaction from initial screening through closing, and the same team continues to monitor the credit for the life cycle of the investment.

During the investment process, the investment team works closely with the private equity sponsor in all aspects of due diligence, including onsite meetings, due diligence calls, and review of third party diligence reports. Our Investment Adviser also conducts an independent evaluation of the business, utilizing both internal and external sources. A key differentiator is our Investment Adviser’s integrated credit platform and collaborative efforts that leverage Carlyle’s broader resources, which include access to Carlyle’s relationships and institutional knowledge.

Diversification of our portfolio is a key tenet of our risk management strategy, including diversification by borrower, industry sector, sponsor relationships and other metrics. Additionally, we view proactive portfolio monitoring as a vital part of the investment process. Our Investment Adviser utilizes a proprietary credit surveillance report and software system, an objective rules-based Internal Risk Rating system and proprietary valuation model to assess risk in the portfolio. In addition to monthly portfolio reviews, our Investment Adviser compiles a quarterly risk report that examines, among other metrics, migration in portfolio and loan level investment mix, industry diversification, Internal Risk Ratings, revenue, EBITDA, and leverage. Our Investment Adviser supplements these policies with additional analyses and projections, including stress scenarios, to assess the potential exposure of our portfolio to variable macroeconomic factors and market conditions.

Strategic Relationships

We have established two highly differentiated strategic relationships that expand our product offering and increase our scale, enhancing our investment opportunities and optimizing selectivity rates, as we determine which credits provide the best risk adjusted returns for our stockholders. In early 2015, our Investment Adviser developed a key strategic relationship with Madison Capital Funding LLC (“Madison Capital”), a prominent non-bank finance company that is a subsidiary of New York Life Insurance Company, which has allowed us to offer various lending solutions to potential borrowers and has increased our coverage of U.S. middle market private equity firms. Additionally, in early 2016, we agreed to co-invest with Credit Partners USA LLC (“Credit Partners”), a wholly owned subsidiary of a large Canadian pension fund, to form Credit Fund, a joint venture primarily focused on investing in first lien loans to middle market companies. We and Credit Partners each have 50% economic ownership of Credit Fund and have commitments to fund, from time to time, capital of up to $400 million each. See “—Competitive Strengths—Strategic Relationships” in the accompanying prospectus.

Investment Portfolio

As of , 20 , we had investments in portfolio companies with an aggregate fair value of $ million. During the ended , 20 , we invested approximately $ billion in new investments. During the same period, we had approximately $ million in exits and repayments resulting in net portfolio increase of approximately $ million.

As of , 20 , our portfolio was invested across industries. As of , 20 , no single portfolio company (excluding Credit Fund) represented more than % of our investments at fair value and no single industry represented more than % of our investments at fair value. Based on fair value as of , 20 , approximately % of our investments were in U.S. domestic companies. As of such date, the weighted average remaining term of our debt investments was approximately years. Based on fair value as of , 20 , our portfolio consisted of approximately % in secured debt (% in first lien debt (including % in first lien/last out loans) and % in second lien debt), % in Credit Fund, % in structured finance obligations and % in equity investments. Based on fair value as of , 20 , approximately % of our debt portfolio was invested in debt bearing a fixed interest rate and approximately % of our debt portfolio was invested in debt bearing a floating interest rate, which primarily are subject to interest rate floors.

As of , 20 , the weighted average yield of our first lien debt (including first lien/last out loans) was % and % based on the amortized cost and fair value, respectively. During that same period, the weighted average yield on our second lien debt was % and % based on the amortized cost and fair value, respectively.

We invest primarily in loans to middle market companies whose debt, if rated, is rated below investment grade, and, if not rated, would likely be rated below investment grade if it were rated (that is, below BBB- or Baa3, which is often referred to as “junk”). Exposure to below investment grade instruments involves certain risks, including speculation with respect to the borrower’s capacity to pay interest and repay principal.

As of , 20 , we and Credit Partners had each contributed $ million and $ million, respectively, to Credit Fund. As of , 20 , Credit Fund’s portfolio was invested in companies across industries. As of , 20 , Credit Fund had investments in portfolio companies with an aggregate fair value of $ million. Based on fair value as of , 20 , approximately % of Credit Fund’s investments were in U.S. domestic companies, and % was invested in debt bearing a floating interest rate with an interest rate floor.

Competitive Strengths

Market Leading Direct Origination Platform. We have access to CDL’s strong direct origination platform, with coverage of over private equity firms and over lending institutions. We take a regional approach to client coverage with offices in New York City, Chicago and Los Angeles. The origination team is highly experienced, and maintains deep relationships with a broad network of financial sponsors, commercial and investment banks, and finance companies, which are expected to continue to generate a significant amount of investment opportunities.

Scaled Investment Platform and Capabilities. CDL is an established, scaled investment platform with the ability to invest across the entire capital structure. CDL’s broad capabilities and ability to offer a full financing solution give us access to a wide funnel of opportunities, allow us to select high quality credits, construct the optimal financing package as it relates to price and terms, assert greater control over documentation, and generate attractive risk-adjusted returns for our stockholders. We believe CDL’s hold sizes are among the largest in the middle market, which we believe results in the ability to generate premium economics, as sponsors are willing to pay higher spreads for financing certainty. CDL’s large hold sizes and strategic relationships enable us to provide certainty with regards to spreads, fees, structure and covenants. Furthermore, the breadth of CDL’s debt offerings also allows us to deploy capital at a measured pace across credit cycles and construct a portfolio that will perform in a broad range of economic conditions.

One Carlyle Capabilities Leading to Superior Credit Performance. We benefit from our Investment Adviser’s utilization of the broader resources of Carlyle, which includes access to Carlyle’s relationships and institutional knowledge from almost three decades of private market investing. Our underwriting process leverages Carlyle’s investment professionals across multiple alternative investment asset classes, operating executives, information obtained through direct ownership of over companies and lending relationships with over companies, credit industry research analysts, and in-house government affairs and economic research teams. Our systematic and consistent approach is augmented by industry expertise and tenured underwriting professionals who both lead our Investment Adviser’s investment team and serve on our Investment Adviser’s investment committee. Strong credit underwriting has been a key component of our investing process, where our Investment Adviser seeks to select borrowers whose businesses are expected to generate substantial cash flows, to have leading management teams, stable operating histories, high barriers to entry and meaningful equity value, and to retain significant value.

Experienced Investment Team. Our Investment Adviser’s investment team comprises investment professionals in CDL who have extensive middle market lending experience. The investment team consists of dedicated investment professionals. The seven members of our Investment Adviser’s investment committee have an average of years of industry experience. We believe the breadth and depth of the investment team in sourcing, structuring, executing, and monitoring a broad range of private investments provides us with a significant competitive advantage in building a high quality portfolio of investments.

Carefully Constructed Portfolio of Diversified Senior Secured, Floating Rate Loans. Our portfolio has been defensively constructed, exhibits strong credit quality, generates stable risk-adjusted returns and allows us to generate meaningful investment income, and consequently dividend income, for our stockholders. We have invested approximately $ billion since our inception in directly originated middle market loans. Our portfolio is highly diversified by borrower, industry sector, sponsor relationships and other metrics. As of , 20 , we had a portfolio of investments in portfolio companies across industries and unique sponsors. As of , 20 , approximately % of our debt investments bore interest at floating rates, subject to interest rate floors, and % of our portfolio was invested in first lien debt investments (including % first lien/last out loans).

Strategic Relationships. Our strategic relationships enhance our ability to provide full financing solutions to our borrowers, which results in our being able to generate optimal economics, significant access to diligence and control over documentation terms. Additionally, these relationships further strengthen our origination platform and ability to develop creative financing solutions to invest through the capital structure based on where we believe the best risk-adjusted return opportunities reside. Our Investment Adviser’s strategic relationship with Madison Capital, a leading middle market senior lender with approximately $ billion of assets under management (“AUM”) as of , 20, allows us to offer a full unitranche financing solution. This product provides middle market companies with certainty for financing without syndication risk and generates attractive risk-adjusted returns on these investments for our stockholders. Madison Capital provides the first lien/first out portion of the unitranche loan, which allows us to provide the first lien/last out portion. Collectively, we and Madison Capital have provided over $ billion (before any repayments or exits) of unitranche loans to middle market companies. The relationship has been extremely successful, and we frequently invest alongside Madison Capital on a variety of investment opportunities (in addition to unitranche loans).

Separately, Credit Fund, our strategic joint venture with a large Canadian pension fund, primarily invests in first lien loans of middle market companies. Since its inception and through , 20 , Credit Fund has provided $ million (before any repayments or exits) of senior secured loans. This joint venture provides us with an enhanced first lien loan product for certain transactions, thus further increasing our deal flow, and results in an increased number of borrowers in our portfolio, which provides strategic benefits as we build incumbent positions for future growth and investment opportunity.

Market Opportunity

We believe the middle market lending environment provides attractive investment opportunities as a result of a combination of the following factors:

Favorable Market Environment. We believe the middle market remains one of the most attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and supply-demand imbalance that continues to favor non-bank lenders. We believe market yields remain attractive and leverage levels at middle market companies are stable, creating a favorable investment environment.

Large and Growing U.S. Middle Market. The U.S. middle market is the largest market by many measures, which is expected to enable us to invest selectively as approximately % of middle market loan volume is sponsor-backed. According to S&P Capital IQ, as of , 20 , there are over U.S. middle market companies generating between $20 million and $1 billion in annual revenue, compared with approximately companies with revenue greater than $1 billion. We believe these middle market companies, both sponsored and non-sponsored, represent a significant growth segment of the U.S. economy and often require substantial capital investments to grow.

Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Quarterly Leveraged Lending Review (Q 20 ), middle market companies are less levered, have larger equity contributions, experience lower rates of default, and achieve higher recoveries versus large cap broadly syndicated loans. Middle market loans also tend to achieve more attractive pricing and structures, including documentation, covenants and information/governance, than broadly syndicated loans. Over the year period from 20 to 20, middle market loans have exhibited an approximate basis points spread premium over broadly syndicated loans according to the S&P Global Market Intelligence LCD Leveraged Loan Index.

Market Environment Favors Non-Traditional Lenders. Traditional middle market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities and are focusing on more liquid asset classes or have exited the business. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle market companies to raise debt capital through public capital markets. This has resulted in other capital providers, such as specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), BDCs, and private investment funds, actively investing in the middle market. We believe the aforementioned changes and restrictions have created a large and growing market opportunity for alternative lenders such as us.

Favorable Capital Markets Trends. Current and future demand for middle market financings, driven by private equity investment and upcoming maturities are expected to provide us with ample deal flow. Current data from the Thompson Reuters LPC Middle Market Weekly Report ( , 20 ) suggests that approximately $ billion of upcoming loan maturities for middle market companies are due between 20 and 20, and the PitchBook PE & VE Fundraising and Capital Overhang Report ( H 20 ) suggests that there is over $ billion of uninvested capital in 2010-YTD Q 20 vintage private equity funds. We believe these refinancings and uninvested capital will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding sponsor and market relationships, particularly for providers of full capital structure financing solutions.

Benefits of Traditional Middle Market Focus. We believe there are significant advantages in our focus on the traditional middle market, a market we categorize to include borrowers with EBITDA in the range of approximately $10 million to $100 million. Traditional middle market companies are generally less levered than companies with EBITDA in excess of $100 million and loans to those borrowers offer more attractive economics in the form of upfront fees, spreads, and prepayment penalties. Senior secured middle market loans typically have strong defensive characteristics: these loans have priority in payment among a portfolio company’s security holders and they carry the least risk among investments in the capital structure; these investments, which are secured by the portfolio company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform; and these characteristics can provide protection against credit deterioration. Middle market lenders like us are often able to complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Carlyle and Our Investment Adviser

Our investment activities are managed by our Investment Adviser. Our Investment Adviser is responsible for sourcing potential investments, conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis.

Our Investment Adviser is an affiliate of Carlyle. Carlyle is one of the world’s largest and most diversified multi-product global alternative asset management firms. Carlyle and its affiliates advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies. Since its founding in Washington, D.C. in 1987, Carlyle has grown to become a leading global alternative asset manager with approximately $ billion in AUM across investment vehicles as of , 20.

Carlyle Global Credit is one of the largest integrated credit platforms in the industry with approximately $ billion in AUM and employees with multiple offices, including New York, Chicago and Los Angeles, as of , 20 . Carlyle Global Credit’s investment strategies include loans and structured credit, distressed credit, private credit (through CDL) and energy credit. CDL advises four funds, including us, totaling, in the aggregate, approximately $ billion in AUM as of , 20 .

Our Investment Adviser’s seven-person investment committee is responsible for reviewing and approving our investment opportunities. The members of the investment committee have experience investing through different credit cycles. The investment committee is led by Michael A. Hart, Managing Director of Carlyle, Head of CDL, Chairman of our Board of Directors (“Board”) and our Chief Executive Officer and also includes Jeffrey S. Levin, Managing Director of Carlyle and our President. See “Management—Portfolio Management” in the accompanying prospectus for biographical information of members of our Investment Adviser’s investment committee.

Our Investment Adviser also serves, and may serve in the future, as investment adviser to other existing and future affiliated BDCs that have investment objectives similar to our investment objectives.

Allocation of Investment Opportunities and Potential Conflicts of Interest

Our Investment Adviser’s investment team forms the exclusive Carlyle platform for U.S. middle market debt investments. The SEC has granted us exemptive relief that permits us and certain of our affiliates to co-invest in suitable negotiated investments (the “Exemptive Relief”). If Carlyle is presented with investment opportunities that generally fall within our investment objective and other board-established criteria and those of other Carlyle funds, accounts or other similar arrangements (including other existing and future affiliated BDCs) whether focused on a debt strategy or otherwise, Carlyle allocates such opportunities among us and such other Carlyle funds, accounts or other similar arrangements in a manner consistent with the Exemptive Relief, our Investment Adviser’s allocation policies and procedures and Carlyle’s other allocation policies and procedures, where applicable, as discussed below. More specifically, investment opportunities in suitable negotiated investments for investment funds, accounts and other similar arrangements managed by our Investment Adviser, and other funds, accounts or similar arrangements managed by affiliated investment advisers that seek to co-invest with us or other Carlyle BDCs, are allocated in accordance with the Exemptive Relief. Investment opportunities for all other investment funds, accounts and other similar arrangements not managed by our Investment Adviser are allocated in accordance with their respective investment advisers’ and Carlyle’s other allocation policies and procedures. Such policies and procedures may result in certain investment opportunities that are attractive to us being allocated to other funds that are not managed by our Investment Adviser. Carlyle’s, including our Investment Adviser’s, allocation policies and procedures are designed to allocate investment opportunities fairly and equitably among its clients over time, taking into account a variety of factors which may include the sourcing of the transaction, the nature of the investment focus of each such other Carlyle fund, accounts or other similar arrangements, each fund’s, account’s or similar arrangement’s desired level of investment, the relative amounts of capital available for investment, the nature and extent of involvement in the transaction on the part of the respective teams of investment professionals, any requirements contained in the governing agreements of the Carlyle funds, accounts or other similar arrangements and other considerations deemed relevant by Carlyle in good faith, including suitability considerations and reputational matters. The application of these considerations may cause differences in the performance of different Carlyle funds, accounts and similar arrangements that have similar strategies. For a further explanation of the allocation of opportunities and other related conflicts and risks, please see “Business—Allocation of Investment Opportunities and Potential Conflicts of Interest” in the accompanying prospectus.

Because we are a BDC, we are not generally permitted to make loans to companies controlled by Carlyle or other funds managed by Carlyle.

We are also not permitted to make any co-investments with clients of our Investment Adviser or its affiliates (including any fund managed by Carlyle) without complying with our Exemptive Relief, subject to certain exceptions, including with respect to our downstream affiliates. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction. We may also co-invest with funds managed by Carlyle or any of its downstream affiliates, subject to compliance with applicable law and regulations, existing regulatory guidance, and our Investment Adviser’s and Carlyle’s other allocation policies and procedures.

Operating and Regulatory Structure

We have elected to be treated as a BDC under the Investment Company Act. As a BDC, we are required to comply with certain regulatory requirements and are generally prohibited from acquiring assets other than qualifying assets, unless, after giving effect to any acquisition, at least 70% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high quality debt instruments maturing in one year or less from the time of investment. Under the rules of the Investment Company Act, “eligible portfolio companies” include (i) private U.S. operating companies, (ii) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange, NYSE Amex Equities and The NASDAQ Global Market) or registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) public U.S. operating companies having a market capitalization of less than $250 million.

Also, while we may borrow funds to make investments, our ability to use debt is limited in certain significant aspects. In particular, as a BDC, we must have at least 200% asset coverage calculated pursuant to the Investment Company Act in order to incur debt or issue preferred stock (which we refer to collectively as “senior securities”). In effect, we are permitted to borrow one dollar for every dollar we have in assets less all liabilities and indebtedness not represented by senior securities issued by us, which requires us to finance our investments with at least as much equity as senior securities in the aggregate. Certain of our credit facilities also require that we maintain asset coverage of at least 200%. See “—Use of Leverage” and “Regulation” in the accompanying prospectus.

In addition, as a consequence of our election to be treated as a RIC for U.S. federal income tax purposes, our asset growth is dependent on our ability to raise equity capital through the issuance of common stock. RICs generally must distribute substantially all of their investment company taxable income (as defined under the Code) to stockholders as dividends in order to preserve their status as a RIC and not be subject to additional U.S. federal corporate-level taxes. This requirement, in turn, generally prevents us from using our earnings to support our operations, including making new investments. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Use of Leverage

Leverage increases the potential for gain and loss on amounts invested and, as a result, increases the risks associated with investing in our securities. The costs associated with our borrowings, including any increase in the fees payable to our Investment Adviser, are borne by our stockholders. Any decision on our part to use borrowings depends upon our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. Through the SPV, our wholly owned subsidiary, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “SPV Credit Facility”). In addition, we have a $ million senior secured revolving credit facility with various lenders (as amended, the “Credit Facility” and, together with the SPV Credit Facility, the “Facilities”).

On June 26, 2015, through our wholly owned subsidiary, the 2015-1 Issuer, we completed a $400 million term debt securitization (the “2015-1 Debt Securitization”), of which we retained 100% of the preferred interests (the “Preferred Interests”), or approximately $126 million at closing. For more information on our debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in this prospectus supplement and the accompanying prospectus.

Corporate Structure

We were formed in February 2012 as a Maryland corporation structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, we elected to be regulated as a BDC and commenced substantial investment operations upon the completion of our initial closing of equity capital commitments. Effective on March 15, 2017, we changed our name from “Carlyle GMS Finance, Inc.” to “TCG BDC, Inc.”

Recent Developments

[Insert description of recent developments at time of offering.]

Corporate Information

Our principal executive offices are located at 520 Madison Ave., 40th Floor, New York, New York 10022 and our telephone number is (212) 813-4900. We maintain a website located at www.tcgbdc.com. Information on our website is not incorporated into or a part of this prospectus supplement or the accompanying prospectus.]

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Warrants” and in the accompanying prospectus under the heading “Description of Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

[FEES AND EXPENSES(*)

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The expenses shown in the table under “estimated annual expenses” are based on estimated amounts for our current fiscal year. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “us,” the “Company” or says that “we” will pay fees or expenses, stockholders will indirectly bear these fees or expenses as our investors.

Stockholder transaction expenses (as a percentage of offering price):
Sales load		%(1)
Offering expenses		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses paid		%

Annual expenses (as a percentage of net assets attributable to common stock)(4):
Base management fee payable under the Investment Advisory Agreement	%(5)
Incentive fee payable under the Investment Advisory Agreement ( % of pre-incentive fee net investment income and capital gains)	%(6)
Interest payments on borrowed funds	%(7)
Other expenses	%(8)(10)
Acquired fund fees and expenses	%(9)
Total annual expenses	%(10)

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)	Amount reflects estimated offering expenses of approximately $ and based on the shares offered in this offering (assuming that the underwriters do not exercise their overallotment option).

(3)	The expenses of the dividend reinvestment plan are included in “Other expenses.” For additional information, see “Dividend Reinvestment Plan” in the accompanying prospectus.

(*) Include this section if warrants are for the purchase of common stock.

(4)	The “net assets attributable to common stock” used to calculate percentages in this table is our net assets of $ billion as of , 20 .

(5)
The base management fee under the Investment Advisory Agreement is calculated and payable quarterly in arrears at an annual rate of 1.50% of our average gross assets, including assets acquired through the incurrence of debt, excluding cash and cash equivalents and adjusted for share issuances or repurchases. For purposes of the table above, the percentage reflected is calculated based on our average net assets (rather than our average gross assets) for the same period. The base management fee is payable quarterly in arrears. See “Management—Investment Advisory Agreement” in the accompanying prospectus.

(6)  We may have capital gains and net investment income that could result in the payment of an incentive fee to the Investment Adviser in the twelve months after the date of this prospectus supplement. The incentive fee payable in the example below is estimated based on annualizing our actual results for the ended , 20 as if they had occurred following our initial public offering, and assumes that the incentive fee is % for all relevant periods. However, the incentive fee payable to the Investment Adviser is based on our performance and will not be paid unless we achieve certain goals.

The incentive fee has two parts. The first part is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the immediately preceding calendar quarter. The second part is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date) in an amount equal to % of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(7)
Interest payments on borrowed funds is estimated based on annualizing our interest expense for the ended , 20 under our secured borrowings and the notes offered in the Debt Securitization (the “2015-1 Notes”) excluding fees (such as fees on undrawn amounts and amortization of upfront fees). This estimated item is based on the assumption that our borrowings and interest costs after an offering will remain similar to those prior to such offering. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. Our stockholders indirectly bear the costs of borrowings under any debt instruments we may enter into.

(8)
Includes our estimated overhead expenses, such as payments under the Administration Agreement for certain expenses incurred by the Investment Adviser. See “Certain Relationships and Related Party Transactions—Administration Agreement” and “—Sub-Administration Agreements” in the accompanying prospectus. The expenses in this table are based on our actual other expenses for the ended , 20 .

(9)
Our stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under Section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in Sections 3(c)(1) and 3(c)(7) of the Investment Company Act. This amount includes the estimated annual fees and expenses of Credit Fund, which was our only acquired fund as of , 20 .

(10)	Estimated.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The incentive fee payable in the example below assumes that the incentive fee is % for all relevant periods. Transaction expenses are included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return (none of which is subject to the incentive fee based on capital gains)(1)	$	$	$	$

(1)     Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income portion of the incentive fee under the Investment Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through net realized capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV, under certain circumstances, reinvestment of dividends and other distributions under our dividend reinvestment plan may occur at a price per share that differs from NAV. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.]

SELECTED FINANCIAL AND OTHER INFORMATION

The tables below set forth our selected consolidated historical financial data for the periods indicated. The selected consolidated historical financial data as of and for the years ended December 31, 20 , 20 , 20 , 20 and 20 , have been derived from our audited consolidated financial statements, which are included in “Financial Statements and Supplementary Data” of the accompanying prospectus. Interim financial information for the ended , 20 and 20 has been derived from our unaudited interim financial statements. Our unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and, in our opinion, include all adjustments necessary for the fair statement of the results for the periods represented. Our historical results are not necessarily indicative of future results. The selected financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included in this prospectus supplement or the accompanying prospectus.

The selected consolidated financial information and other data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Financial and Other Information reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of warrants in this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of $ per warrant, after deducting the underwriting discounts and commissions of $ million (or approximately $ million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $ million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

[PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS(*)

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CGBD.” Our common stock has historically traded at prices both above and below our NAV per share. It is not possible to predict whether our common stock will trade at, above or below NAV. See “Risk Factors—Risks Relating to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from NAV and may do so again, which could limit our ability to raise additional equity capital” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter for the fiscal years ended December 31, 20 , 20 and 20 , the NAV per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a premium (discount) to NAV and the dividends or distributions declared by us. On , 20 , the last reported closing sales price of our common stock on The NASDAQ Global Select Market was $ per share, which represented a [premium][discount] of approximately % to the NAV per share reported by us as of , 20 .

		Price Range		High Sales Price Premium (Discount) to NAV		Low Sales Price Premium (Discount) to NAV		Cash Dividend Per
	NAV(1)	High	Low	(2)		(2)		Share(3)
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ended December 31, 20
First Quarter	$	$	$		%		%	$
Second Quarter	$	$	$		%		%	$
Third Quarter	$	$	$		%		%	$
Fourth Quarter	$	$	$		%		%	$
Year ending December 31, 20
[First Quarter]	$	$	$		%		%	$
[Second Quarter]	$	$	$		%		%	$
[Third Quarter]	$	$	$		%		%	$
[Fourth Quarter]	$	$	$		%		%	$

(*) Include this section if warrants are for the purchase of common stock.

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding shares at the end of the relevant quarter.

(2)	Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case, as of the applicable quarter).

(3)     Represents the dividend or distribution declared in the relevant quarter.

To the extent that we have taxable income available, we intend to distribute quarterly dividends to our stockholders. The amount of our dividends, if any, will be determined by our Board. Any dividends to our stockholders will be declared out of assets legally available for distribution. We anticipate that our distributions will generally be paid from taxable earnings, including interest and capital gains generated by our investment portfolio, and any other income, including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees, that we receive from portfolio companies. However, if we do not generate sufficient taxable earnings during a year, all or part of a distribution may constitute a return of capital. The specific tax characteristics of our dividends and other distributions will be reported to stockholders after the end of each calendar year. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus for further information regarding the tax treatment of our distributions and the tax consequences of our retention of net capital gains.

The following table summarizes our dividends or distributions declared for the fiscal years ended December 31, 20 , 20 and 20 :

Date Declared		Record Date	Payment Date	Amount
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
Total declared for 20				$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
, 20		, 20	, 20	$
Total declared for 20				$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
[ , 20	]	, 20	, 20	$
Total declared for 20				$

We have elected to be treated, and intend to continue to qualify annually, as a RIC. To maintain our qualification as a RIC, we must, among other things, fulfill the Annual Distribution Requirement, the 90% Gross Income Test and the Diversification Tests (each defined term, defined and more fully explained in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company” in the accompanying prospectus). In order to avoid certain excise taxes imposed on RICs, we intend to distribute during each calendar year an amount in accordance with the Excise Tax Distribution Requirements, as defined and discussed further in “U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company” in the accompanying prospectus.

In addition, although we currently intend to distribute realized net capital gains (i.e., net long term capital gains in excess of short term capital losses), if any, at least annually, we may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to stockholders. As a BDC, we must have at least 200% asset coverage calculated pursuant to the Investment Company Act immediately after each time we issue senior securities. Certain of our credit facilities also require that we maintain asset coverage of at least 200%. As of , 20 , our asset coverage calculated in accordance with the Investment Company Act was %. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, to the extent that we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings. See “Risk Factors—Risks Related to Offerings Pursuant to this Prospectus—There is a risk that our stockholders may not receive distributions or that our distributions may not grow over time and a portion of our distributions to you may be a return of capital for U.S. federal income tax purposes” in the accompanying prospectus.

Unless you elect to receive your distributions in cash, we intend to make distributions in additional shares of our common stock under our dividend reinvestment plan. Stockholders who “opt out” of our dividend reinvestment plan receive cash distributions. See “Dividend Reinvestment Plan” in the accompanying prospectus. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the Investment Company Act or if distributions are limited by the terms of any of our borrowings.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial and Other Information” and our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement or the accompanying prospectus. The information in this section contains forward-looking information that involves risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus for a discussion of the uncertainties, risks and assumptions associated with this discussion and analysis. Our actual results could differ materially from those anticipated by such forward-looking information due to factors discussed under “Risk Factors” and “Forward-Looking Statements” in the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION(*)

The following table sets forth (a) our actual capitalization at , 20 and (b) our pro forma capitalization to reflect the effects of the sale of our warrants in this offering (assuming that the underwriters do not exercise their overallotment option) assuming a public offering price of $ per warrant, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of ,20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.01 per share, common shares authorized, and common shares issued and outstanding, respectively	$	$
Paid-in capital in excess of par value
Accumulated net investment income (loss)
Accumulated net realized gain (loss)
Accumulated net realized un appreciation (depreciation)
Total stockholders’ equity	$	$
Total capitalization	$	$

(*) Add to Capitalization table the securities underlying the warrants, if applicable.

UNDERWRITING

[ ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of warrants set forth opposite its name below.

Underwriter	Number of Warrants

Total
     Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the warrants sold under the purchase agreement if any of these warrants are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

 We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the warrants, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the warrants to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $ per warrant. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Warrant	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds to us, before expenses
     The expenses of the offering, not including the underwriting discount, are estimated at $ and are payable by us.
[Overallotment Option

We have granted an option to the underwriters to purchase up to additional warrants at the public offering price, less the underwriting discount. The underwriters may exercise this option for days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional warrants proportionate to that underwriter’s initial amount reflected in the above table.]

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for days after the date of this prospectus supplement without first obtaining the written consent of [ ].]

[NASDAQ Global Select Market Listing

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “CGBD.”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on . We expect trading in our warrants on to begin within days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our warrants or [type of security]. However, the representatives may engage in transactions that stabilize the price of the warrants, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase warrants through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our warrants or preventing or retarding a decline in the market price of our warrants. As a result, the price of our warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our warrants. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the warrants on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Warrants

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited principal amount of the warrants for sale to their online brokerage customers.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of us (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of their business and not in connection with the offering of the warrants. In addition, after the offering period for the sale of our warrants, the underwriters or their affiliates may develop analyses or opinions related to us or persons or entities with relationships with us and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our warrantholders or any other persons.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

 [Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Company by Proskauer Rose LLP, Los Angeles, California, Sullivan & Cromwell LLP, New York, New York and Venable LLP, Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters by [ ].

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Warrants to Purchase Up to [Type of Security]

PROSPECTUS SUPPLEMENT

[Underwriters]

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